Exhibit 21.1

Compliance Systems Corporation

Subsidiaries of the Registrant

Item	Name	Country of Incorporation
1.	Call Compliance Inc	New York
2.	Jasmin Communications Inc.	New York
3.	CallCenter Tools Inc.	New York
4.	Call Compliance.com Inc.	Delaware
5.	Telephone Blocking Services Corporation	New York
6.	Seaniemac, Ltd.	Ireland